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                                                                  Exhibit 5.1

Sullivan & Cromwell
  125 Broad Street
    New York, New York  10004



                                                         June 9, 1997




Big Flower Press Holdings, Inc.,
  3 East 54th Street, 17th Floor,
    New York, NY 10022.


Dear Sirs:

         In connection with the registration under the Securities Act of 1933 (the "Act") of up to 5,750,000 shares (the "Securities") of Common Stock, par value $.01 per share, of Big Flower Press Holdings, Inc., a Delaware corporation (the "Company"), and related preferred stock purchase rights (the "Rights") to be issued pursuant to the Rights Agreement, dated as of November 28, 1995 (the "Rights Agreement"), between the Company and the Bank of New York, as Rights Agent (the "Rights Agent"), we, as your special counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, we advise you that, in our opinion:

         (1) The Securities have been validly issued and are fully paid and nonassessable.

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         (2)  Assuming that the Board of Directors of the Company, after fully informing itself with respect to the Rights Agreement and the Rights and after giving due consideration to all relevant matters, determined that the execution and delivery of the Rights Agreement and the issuance of the Rights thereunder would be in the best interests of the Company and its shareholders, and assuming further that the Rights Agreement has been duly authorized, executed and delivered by the Rights Agent, then the Rights attributable to the Securities have been validly issued.

         In connection with our opinion set forth in paragraph (2) above, we note that the question whether the Board of Directors of the Company might be required to redeem the Rights at some future time will depend upon the facts and circumstances existing at that time and, accordingly, is beyond the scope of such opinion.

         The foregoing opinion is limited to the Federal laws of the United States and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

         We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

         We hereby consent to the filing of this opinion as an exhibit to the registration statement relating to the Securities and the Rights and to the reference to us under the heading "Validity of Common Stock" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                             Very truly yours,

                             /s/ Sullivan & Cromwell